As Filed Pursuant to Rule 424(b)(7)
Registration No. 333-138930

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated February 14, 2007)

Five Star Quality Care, Inc.

$126,500,000 Aggregate Principal Amount of
3.75% Convertible Senior Notes due 2026
and
Shares of Common Stock
Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in the prospectus dated February 14, 2007 covering resales by selling securityholders of our 3.75% Convertible Senior Notes due 2026, or the notes, and shares of our common stock, or common shares, issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus. The terms of the notes and the common shares are set forth in the prospectus.

Investing in the notes and the common shares into which the notes are convertible involves risks.  See “Risk Factors” beginning on page 5 of the prospectus and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 20, 2007.

Selling Securityholders

The following information supplements and updates the table of selling securityholders contained on pages 65 through 71 of the prospectus, as such table has been previously supplemented and updated by previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, or an earlier prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus or such earlier prospectus supplement.

The information below, which has been prepared based on information furnished to us by or on behalf of the selling securityholders named therein, sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to the prospectus, as amended or supplemented, and the number of common shares into which those notes are convertible.  Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common shares.

We have prepared the table below based on information received from the selling securityholders on or prior to March 19, 2007.  However, any or all of the notes or common shares listed below may be offered for sale pursuant to the prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or number of common shares that will be held by the selling securityholders upon consummation of any sales.  In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our notes. Any changed information that is provided to us by selling securityholders will be set forth in additional prospectus supplements to the prospectus.

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Common Shares Beneficially Owned Prior to the Offering	Number of Common Shares Being Offered Hereby(2)	Number of Common Shares to be Owned After Completion of the Offering	Percentage of Common Shares Outstanding(1)
BP Amoco PLC Master Trust(3)	$1,760,000	$1,760,000	0	0	135,384	0	0
Clinton Multistrategy Master Fund, Ltd.(4)	$3,500,000	$3,500,000	0	0	269,230	0	0
D.E. Shaw Valence Portfolios, L.L.C.(5)	$17,050,000	$17,050,000	0	0	1,311,538	0	0
HFR CA Select Master Trust(6)	$1,200,000	$1,200,000	0	0	92,307	0	0
Hotel Union & Hotel Industry of Hawaii Pension Plan(7)	$242,000	$242,000	0	0	18,615	0	0
Institutional Benchmarks Series (Master Feeder) Ltd.(8)	$1,350,000	$1,350,000	0	0	103,846	0	0
San Diego County Employees Retirement Association(9)	$2,725,000	$2,725,000	0	0	209,615	0	0

The City of Southfield Fire & Police Retirement System(10)	$59,000	$59,000	0	0	4,538	0	0
United Technologies Corporation Master Retirement Trust(11)	$601,000	$601,000	0	0	46,230	0	0
Viacom Inc. Pension Plan Master Trust(12)	$88,000	$88,000	0	0	6,769	0	0
Zazove Convertible Arbitrage Fund, L.P.(13)	$5,800,000	$5,800,000	0	0	446,153	0	0
Zazove Hedged Convertible Fund, L.P.(14)	$3,425,000	$3,425,000	0	0	263,461	0	0
All other holders of the notes and future transferees of such holders(15)	$2,400,000	$2,400,000	0	0(16)	184,615	0	0

(1)	Assumes the sale of all securities offered hereby (and only the securities offered hereby) on behalf of each holder by each such holder.

(2)
Represents common shares issuable upon conversion of our 3.75% Convertible Senior Notes due 2026 at an initial conversion rate of 76.9231 common shares per $1,000 principal amount of notes (subject to adjustment under certain circumstances).

(3)
John Gottfurcht, George Douglas and Amy Jo Gottfurcht make the investment decision on behalf of the BP Amoco PLC Master Trust and have voting control over the securities beneficially owned by the BP Amoco PLC Master Trust.

(4)
Robert Hamecs makes the investment decision on behalf of the Clinton Multistrategy Master Fund, Ltd. and has voting control over the securities beneficially owned by the Clinton Multistrategy Master Fund, Ltd.

(5)
D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over the securities owned by D.E. Shaw Valence Portfolios, L.L.C. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over the notes or the underlying common shares on D.E. Shaw & Co. L.P.’s behalf. D.E. Shaw & Co. L.P., an affiliate of D.E. Shaw Valence, L.L.C. and D.E. Shaw Securities, L.L.C., which are registered broker-dealers, has informed us that it acquired its notes in the ordinary course of business and, at the time of the acquisition thereof, it had no agreements or understandings, directly or indirectly, with any other person to distribute the notes or the underlying common shares.

(6)	Gene Pretti makes the investment decision on behalf of the HFR CA Select Master Trust and has voting control over the securities beneficially owned by the HFR CA Select Master Trust.

(7)
John Gottfurcht, George Douglas and Amy Jo Gottfurcht make the investment decision on behalf of the Hotel Union & Hotel Industry of Hawaii Pension Plan and have voting control over the securities beneficially owned by the Hotel Union & Hotel Industry of Hawaii Pension Plan.

(8)
Gene Pretti makes the investment decision on behalf of the Institutional Benchmark Series (Master Feeder) Ltd. and has voting control over the securities beneficially owned by the Institutional Benchmark Series (Master Feeder) Ltd.

(9)
Gene Pretti makes the investment decision on behalf of the San Diego County Employees Retirement Association and has voting control over the securities beneficially owned by the San Diego County Employees Retirement Association.

(10)
John Gottfurcht, George Douglas and Amy Jo Gottfurcht make the investment decision on behalf of The City of Southfield Fire & Police Retirement System and have voting control over the securities beneficially owned by The City of Southfield Fire & Police Retirement System.

(11)
John Gottfurcht, George Douglas and Amy Jo Gottfurcht make the investment decision on behalf of the United Technologies Corporation Master Retirement Trust and have voting control over the securities beneficially owned by the United Technologies Corporation Master Retirement Trust.

(12)
John Gottfurcht, George Douglas and Amy Jo Gottfurcht make the investment decision on behalf of the Viacom Inc. Pension Plan Master Trust and have voting control over the securities beneficially owned by the Viacom Inc. Pension Plan Master Trust.

(13)
Gene Pretti makes the investment decision on behalf of the Zazove Convertible Arbitrage Fund, L.P. and has voting control over the securities beneficially owned by the Zazove Convertible Arbitrage Fund, L.P.

(14)
Gene Pretti makes the investment decision on behalf of the Zazove Hedged Convertible Fund, L.P. and has voting control over the securities beneficially owned by the Zazove Hedged Convertible Fund, L.P.

(15)	Information concerning other selling securityholders will be set forth in additional prospectus supplements to the prospectus, if required.

(16)	Assumes that all other holders of notes or future transferees do not beneficially own any common shares other than the shares issuable upon conversion of the notes.